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Exhibit 12.1

THE WORNICK COMPANY

STATEMENT RE:
COMPUTATION OF RATIOS

						Six-Month Period Ended
	Fiscal Year Ended December 31,
						July 5, 2003	June 30, 2004
	1999	2000	2001	2002	2003
Income before income taxes	1,744,000	770,000	5,075,546	1,250,250	26,601,806	19,721	1,488
Fixed charges included in income before income taxes
Interest Expense	1,655,000	1,375,000	1,011,780	671,188	537,025	377	100
Interest portion of rental expense	500,000	511,333	570,767	595,767	1,036,433	517	618
Total fixed charges	2,155,000	1,886,333	1,582,547	1,266,955	1,573,458	894	718
Total earnings available for fixed charge	3,899,000	2,656,333	6,658,093	2,517,205	28,175,264	20,615	2,206
Ratio of earnings to fixed charges (1)	1.809	1.408	4.207	1.987	17.907	23.0593	3.0724

(1)
For purpose of determining the ratio of earnings to fixed charges, earnings consisted of income before income taxes plus fixed charges. Fixed charges consisted of (a) interest expenses on short-term and long-term borrowings; (b) the portion of operating leases that are representative of interest factor.

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THE WORNICK COMPANY STATEMENT RE: COMPUTATION OF RATIOS